UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Key Technology, Inc.

(Name of Registrant as Specified In Its Charter)

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150 Avery Street
Walla Walla, Washington 99362

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on February 3, 2010

To our Shareholders:
          The 2010 Annual Meeting of Shareholders of Key Technology, Inc. will be held beginning at 8:00 a.m. on Wednesday, February 3, 2010 at the offices of Tonkon Torp LLP, 1600 Pioneer Tower, 888 SW Fifth Avenue, Portland, Oregon, for the following purposes:
1.	To elect two directors of the Company;

2.	To ratify the selection of the independent registered public accountants for fiscal 2010; and

3.	To transact such other business as may properly come before the Annual Meeting.
          Only holders of record of the Company’s Common Stock at the close of business on December 4, 2009 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Shareholders may vote in person or by proxy. The accompanying form of proxy is solicited by the Board of Directors of the Company.

By order of the Board of Directors,

Ronald L. Greenman Secretary

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.
Walla Walla, Washington
January 4, 2010

VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL SHAREHOLDERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT
EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT AND OTHER RELATED MATTERS
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
OTHER BUSINESS
SHAREHOLDER PROPOSALS AND COMMUNICATIONS

150 Avery Street
Walla Walla, Washington 99362

PROXY STATEMENT
2010 Annual Meeting of Shareholders

          This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Key Technology, Inc. (the “Company”) of proxies to be voted at the 2010 Annual Meeting of Shareholders of the Company to be held beginning at 8:00 a.m. on Wednesday, February 3, 2010 at the offices of Tonkon Torp LLP, 1600 Pioneer Tower, 888 SW Fifth Avenue, Portland, Oregon, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed, dated and returned prior to the voting at the meeting, the shares represented thereby will be voted as instructed on the proxy. If no instructions are given by registered shareholders, shares will be voted for the ratification of the selection of the independent registered public accountants. The persons named as proxies will use their discretionary authority on such other business as may properly come before the meeting or any adjournments or postponements thereof.
          Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a shareholder cast in person at the Annual Meeting. The cost of soliciting proxies will be borne by the Company. American Stock Transfer & Trust Company has been retained by the Company to act as registrar and transfer agent, in return for which the Company pays a monthly fee of $1,000. Its services also include the solicitation of voted proxies from brokers, nominees, institutions and individuals. In addition to solicitation by mail, proxies may be solicited personally, without additional compensation, by the Company’s officers and employees or by telephone, facsimile, electronic transmission or express mail. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals. This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about January 4, 2010.
INTERNET AVAILABILITY OF PROXY MATERIALS
***** IMPORTANT NOTICE *****
Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders
To be held on February 3, 2010
The Proxy Statement and Annual Report to Shareholders are available at
http://www.proxydocs.com/ktec

VOTING
          Holders of record of the Company’s Common Stock on December 4, 2009 will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of that date, there were 5,260,734 shares of Common Stock outstanding and entitled to vote. A majority of outstanding shares as of December 4, 2009, or 2,630,368 shares, will constitute a quorum for the transaction of business at the Annual Meeting. Each share of Common Stock entitles the holder to one vote in the election of directors and on any other matter that may properly come before the meeting. Abstentions and broker non-votes will be counted toward the quorum requirement for the Annual Meeting, but will not be counted for or against any proposal. Directors are elected by a plurality of the votes cast by holders of the shares if a quorum is present. All other matters will be approved if the number of votes cast by shareholders in favor of the proposal exceeds the number of votes cast opposing the proposal. Shareholders are not entitled to cumulative voting in the election of directors or with respect to any other matter. For shares held through a broker or other nominee that is a New York Stock Exchange member organization, if a matter to be voted on is considered routine, the broker has discretion to vote the shares. If the matter to be voted on is determined to be non-routine, the broker may not vote the shares without specific instructions from the shareholder. Uncontested director elections are not considered routine matters.
PROPOSAL 1
ELECTION OF DIRECTORS
          The Board of Directors currently comprises six directors. The directors are divided into three classes, each consisting of two directors. One class is elected each year for a three-year term.
          The two nominees recommended by the Nominating and Corporate Governance Committee and nominated by the Board of Directors for election as directors at this year’s Annual Meeting, to serve until the Annual Meeting of Shareholders in 2013 or until their respective successors are elected, are John E. Pelo and Charles H. Stonecipher. Both of the nominees for director are independent, as defined under the rules of the NASDAQ Global Market®.
          If a nominee is unable or unwilling to serve as a director at the date of the Annual Meeting or any adjournment or postponement thereof, the proxies may be voted for a substitute nominee designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for another properly designated nominee without nomination of a substitute, or the number of directors on the Board may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected.
          The Board of Directors recommends a vote FOR the election of Messrs. Pelo and Stonecipher.
          The following table sets forth certain information about each nominee for election to the Company’s Board of Directors, each continuing director and each executive officer who is not also a director. Stock ownership information is shown elsewhere in this Proxy Statement under the heading “Principal Shareholders — Security Ownership of Certain Beneficial Owners and Management” and is based upon information furnished by the respective individuals. The table below sets forth the following information about the directors and officers, and two other significant employees of the Company, as of December 7, 2009: (i) name and age; (ii) all positions and offices currently held with the Company; (iii) the period of service as a director or officer of the Company; and (iv) the expiration of his current term as a director of the Company.

			Has Been a
			Director or
			Officer	Expiration of
Name	Age	Positions	Since	Current Term

Nominees for Election
John E. Pelo †[c] ∆	53	Director	1998	2010
Charles H. Stonecipher † ∆	48	Chairman	2004	2010

Directors Continuing in Office
David M. Camp, Ph.D.	59	Director, President and Chief Executive Officer	2006	2011
Richard Lawrence † * ∆	57	Director	2007	2011
Michael L. Shannon *[c] ∆	59	Director	2000	2012
Donald A. Washburn † * ∆[c]	65	Director	2003	2012

Additional Officers
John C. Boutsikaris	61	Senior Vice President of Global Sales and Aftermarket	2005
James R. Brausen	55	Corporate Controller, Principal Accounting Officer	2007
John J. Ehren	49	Senior Vice President and Chief Financial Officer	2008

Other Significant Employees
James D. Ruff	46	Vice President of Research and Development	2007
Randall L. Unterseher	52	Senior Director of Marketing	2009

†	Member of the Audit Committee

*	Member of the Compensation and Management Development Committee

∆	Member of the Nominating and Corporate Governance Committee

[c]	Committee Chairperson
Nominees for Election
          Mr. Pelo has served as a director of the Company since 1998. He has been President and Chief Executive Officer of Swire Coca-Cola USA, a subsidiary of Swire Pacific Ltd., since 1996. Swire Pacific is a diversified holding company with real estate, shipping, airline, trading, and soft drink interests in Asia and North America. Between 1984 and 1996, Mr. Pelo served as General Manager of one of Swire’s soft drink operations in the United States.
          Mr. Stonecipher has served as a director of the Company since 2004 and as the Board’s Chairman since 2007. He has served since 2008 as an investment professional with Trilogy Partnership, a private investment firm. Mr. Stonecipher served as Executive Vice President of Strategy and Corporate Development for Advanced Digital Information Corporation, a supplier of data storage solutions for client server computing networks, from 2005 to 2006, and as Executive Vice President of Product Development and Strategy from 2004 to 2005. He served as President and Chief Operating Officer of Advanced Digital Information Corporation from 1997 to 2004, and as Senior Vice President and Chief Operating Officer from 1995 to 1997.
Directors Continuing in Office
          Mr. Camp has served as a director and as President and Chief Executive Officer of the Company since 2006. During 2005 and 2006, he served as a consultant with The Thomas Group, a military-oriented consulting firm, on an engagement with the U.S. Navy. From 2001 to 2005, Mr. Camp served as President of BOC Edwards Kachina, a worldwide supplier of services for advanced scientific instrumentation and systems for the semiconductor industry. He served as President and Chief Executive Officer and as a director of International Isotopes, a contract manufacturing services company for the nuclear medicine industry, from 1999 to 2001, and as Vice President and General Manager of the Microelectronics Gas Process unit of Millipore Corporation, a leader in membrane separation technology, from 1998 to 1999.
          Mr. Lawrence has served as a director of the Company since 2007. He is an independent consultant and business advisor specializing in mergers, acquisitions, and joint ventures. From 1996 to 2006, Mr. Lawrence served as Vice President of Worldwide Corporate Development with PepsiCo, Inc. He served in various other management positions with PepsiCo beginning in 1977 in engineering, and advanced into corporate and franchise development in 1985.
          Mr. Shannon has served as a director of the Company since 2000. Mr. Shannon has served as principal of The General Counsel Law Firm since 1994. From 2005 to 2006, he served as principal of Concerto Development LLC, a real estate development firm. From 1995 to 2004, he served as Chairman and Chief Executive Officer of Data Access Technologies, Inc., a software company, and was Chief Operating Officer of DNA, a developer and marketer of office furniture, from 2001 to 2003. Between 1985 and 1989, Mr. Shannon served as Associate General Counsel for the Santa Fe International Corporation and, from 1989 to 1993, as Senior Vice President, General Counsel and Secretary of that corporation.
          Mr. Washburn has served as a director of the Company since 2003. He served as an Executive Vice President of Northwest Airlines, Inc. from 1995 to 1998, and as a Senior Vice President from 1990 to 1995. He also served as Chairman and President of Northwest Cargo, a wholly-owned subsidiary of Northwest Airlines, Inc., from 1997 to 1998. Mr. Washburn served as Senior Vice President, responsible for worldwide real estate development and acquisition activities, from 1984 to 1989 for Marriott Corporation, and as Executive Vice President, with general management responsibility for the Courtyard Hotel Division, from 1989 to 1990. Currently, Mr. Washburn serves as a trustee of LaSalle Hotel Properties, a real estate investment trust. Mr. Washburn also serves as a director of The Greenbrier Companies, Inc., a supplier of transportation equipment and services to the railroad and related industries, and he is a director of Amedisys, Inc., a multi-state provider of home healthcare nursing services.
          All of the directors continuing in office, other than Mr. Camp, are independent, as defined under the rules of the NASDAQ Global Market.
Additional Officers
          Mr. Boutsikaris was appointed Senior Vice President of Global Sales and Aftermarket of the Company in 2009. From 2005 to 2008, he served as Senior Vice President of Sales and Marketing. He served as Executive Vice President of Worldwide Sales and Marketing for Pemstar, Inc., a global electronic development and manufacturing services company, from 2004 to 2005. From 1992 to 2003, Mr. Boutsikaris was employed by Agilent Technologies/Hewlett-Packard, a communications, electronics, life sciences and chemical analysis company, in various capacities including Vice President of the Worldwide Channel Partner Unit from 2001 to 2003, Worldwide Manager of the Channel Partner Program from 1997 to 2001, Americas Region Manager of the Channel Partner Program from 1995 to 1997, and Major Accounts Manager from 1992 to 1995.
          Mr. Brausen has served the Company as Corporate Controller since 2006. In 2007, he was designated as Principal Accounting Officer of the Company. Before joining the Company, Mr. Brausen was employed by Boise Cascade LLC, where he served as Financial Manager from 2002 to 2006. From 1995 to 2002, he was employed as the Corporate Controller at Fraser Papers Inc., a specialty paper company wholly owned by the publicly-traded Canadian company Nexfor, Inc.
          Mr. Ehren has served as Senior Vice President and Chief Financial Officer of the Company since 2008 and, in addition, is currently leading the global operations organization on an interim basis. During 2009, he additionally served as General Manager of SYMETIX®, the Company’s pharmaceutical division. From 2004 to 2008, he served as Vice President of Global Operations of Planar Systems, Inc., a public company that provides flat panel display and system solutions for medical, transportation, industrial and retail applications. From 1997 to 2004, Mr. Ehren held several senior-level financial officer positions with Planar, including Corporate Controller, Treasurer, Vice President of Finance, and Worldwide Functional Controller.
Other Significant Employees
          Mr. Ruff was appointed in 2007 as Vice President of Research and Development of the Company. From 2004 to 2007, he served as Managing Director of Key Technology B.V., a subsidiary of the Company located in Beusichem, the Netherlands. Mr. Ruff served the Company as Engineering Manager from 2002 to 2004, and as Project Engineering Manager for Specialized Conveying Systems from 1999 to 2002. Between 1996 and 1999, Mr. Ruff completed a special assignment in the Netherlands as Engineering Manager of Key Technology B.V. From 1993 to 1996, he served as Project Engineering Manager of the Company.
          Mr. Unterseher was appointed as Senior Director of Marketing of the Company in 2009. From 2004 to 2009, he served as Director of Sales Operations. Mr. Unterseher served as Sales Engineering Manager from 2001 to 2004, with responsibility for commercial and technical sales support of all product lines. From 1996 to 2001, he served as Product Marketing Manager of the Company’s Process Systems Division, and from 1991 to 1996 he served in the combined role of Sales Engineer and Product Manager.
Meetings and Committees
          During fiscal 2009, the Board of Directors held nine meetings. No director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he was a member during fiscal 2009.
          The Board of Directors does not currently have a policy with regard to the attendance of board members at the annual meeting of shareholders. All of the current directors of the Company attended the Company’s 2009 Annual Meeting of Shareholders.
          The Board of Directors has determined that a majority of its directors presently meet the independence standards established under the applicable rules of the Securities and Exchange Commission and the NASDAQ Global Market. These directors are Messrs. Lawrence, Pelo, Shannon, Stonecipher and Washburn.
          The Company maintains a standing Audit Committee, Compensation and Management Development Committee and a Nominating and Corporate Governance Committee. All of the Committees are engaged in their respective areas of responsibility throughout the year, and frequently interact with the Chief Executive Officer and the Chief Financial Officer in furtherance of the Committees’ tasks and the Company’s goals and objectives.
          The Audit Committee consists of four members: Mr. Pelo, Chairman, Mr. Lawrence, Mr. Stonecipher, and Mr. Washburn. All of the Audit Committee members are independent, as defined under the rules of the NASDAQ Global Market. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at www.key.net. The function of the Audit Committee is to review the performance of and recommend to the Board of Directors the appointment of the Company’s independent registered public accountants, to review and approve the scope and proposed cost of the yearly audit, to review the financial information provided to shareholders and others, to review the Company’s internal controls, and to consult with and review recommendations made by the Company’s independent registered public accountants with respect to financial statements, financial records and internal controls, and to make such other recommendations to the Board of Directors as it deems appropriate from time-to-time. The Audit Committee met eleven times during fiscal 2009.
          The Compensation and Management Development Committee consists of three members: Mr. Shannon, Chairman, and Mr. Lawrence and Mr. Washburn. All of the Compensation and Management Development Committee members are independent, as defined under the rules of the NASDAQ Global Market. The Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at www.key.net. The Committee is charged with reviewing and approving corporate goals and objectives relevant to compensation of the Company’s chief executive officer, evaluating the chief executive officer’s performance in light of those goals and objectives, and determining and approving the compensation level of the chief executive officer based on this evaluation. The Committee is also charged with, among other matters, considering and making recommendations to the Board of Directors regarding the compensation of the senior executives of the Company;

and considering, reviewing and granting awards under the Company’s stock incentive plans and cash bonus plans for senior executives administered by the Committee. The Committee also oversees management development and succession plans for the Company. The Committee has delegated to the Chief Executive Officer the authority to make discretionary awards of restricted stock each year up to a pre-determined aggregate number of shares to non-executive managers, individual contributors, and new hires for the purposes of retention and recruitment. For fiscal 2010, the Committee authorized up to a cumulative total of 33,000 shares that may be awarded under this discretionary program. The Committee met four times during fiscal 2009, and on numerous other occasions during the year Committee members consulted with each other and with management in furtherance of the Committee’s business.
          The Nominating and Corporate Governance Committee consists of five members: Mr. Washburn, Chairman, Mr. Lawrence, Mr. Pelo, Mr. Shannon and Mr. Stonecipher, all of whom are independent directors as defined under the rules of the NASDAQ Global Market. The Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at www.key.net. The Committee is responsible for providing guidance and recommendations with respect to Board education and development, identifying qualified candidates who may become future members of the Board, and developing and monitoring compliance with corporate governance principles. The Committee met four times during fiscal 2009.
          The Nominating and Corporate Governance Committee receives suggestions for potential director nominees from many sources, including members of the Board of Directors, advisors, and shareholders. Any such nominations, together with appropriate biographical information, should be submitted to the Committee in accordance with the Company’s policies governing submissions of nominees discussed below. Any candidates submitted by a shareholder or shareholder group will be reviewed and considered by the Committee in the same manner as all other candidates.
          Qualifications for consideration as a board nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Company, experience on other boards of directors, preferably public company boards, and time available for meetings and consultation on Company matters. The Nominating and Corporate Governance Committee seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and its shareholders. The Committee evaluates potential nominees, whether proposed by shareholders or otherwise, by reviewing their qualifications, reviewing results of personal and reference interviews, and reviewing such other information as may be deemed relevant. Candidates whose evaluations are favorable are then chosen by a majority of the members of the Nominating and Corporate Governance Committee to be recommended for selection by the Board of Directors. The Board selects and recommends candidates for nomination as directors for shareholders to consider and vote upon at the annual meeting. The Company does not currently employ an executive search firm, or pay a fee to any third party, to locate qualified candidates for director positions.
          A shareholder wishing to nominate a candidate for election to the Company’s Board of Directors at any annual meeting at which the Board has determined that one or more directors will be elected shall submit a written notice of his or her nomination of a candidate to the Company’s Secretary at its principal executive offices. The submission must be received at the Company’s principal executive offices not less than 120 calendar days before the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting. For the 2011 annual meeting, this date would be September 7, 2010. However, if the Company did not hold an annual meeting the previous year, or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials.
          A shareholder’s notice to the Secretary in order to be valid must set forth (i) the name and address, as they appear on the Company’s books, of the shareholder nominating such candidate; (ii) the class and number of shares of the Company which are beneficially owned by the shareholder; (iii) the name, age, business address and residence address of each nominee proposed in the notice; (iv) the principal occupation or employment of the nominee; (v) the number of shares of the Company’s Common Stock beneficially owned by the nominee, if any; (vi) a description of all arrangements or understandings between the shareholder and each nominee and any other person pursuant to which the shareholder is making the nomination; and (vii) any other information required to be disclosed in solicitations of proxies for election of directors or information otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, relating to any person that the shareholder proposes to nominate for election or re-election as a director, including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.
          The Company has adopted the Key Technology, Inc. Code of Business Conduct and Ethics which applies to all of the Company’s directors and employees, including its chief executive officer and senior financial officers. The Code of Business Conduct and Ethics is available on the Company’s website at www.key.net and will be provided without charge to any shareholder upon written request to: Investor Relations, Key Technology, Inc., 150 Avery Street, Walla Walla, Washington 99362. The Code of Business Conduct and Ethics provides that any waiver of its applicability to any director or executive officer may be made only by the Board of Directors or an appropriately designated Board committee and will be publicly disclosed promptly to the Company’s shareholders.
Compensation of Directors
          Any member of the Board of Directors who is an employee of the Company is not separately compensated for serving on the Board of Directors. During the first half of fiscal 2009, compensation for independent, non-employee directors was based upon an annual retainer of $80,000, consisting of $20,000 in cash and the equivalent of $60,000 in restricted stock based upon the current market price of the Company’s common stock on the date of grant, subject to the terms of the Company’s 2003 Restated Employees’ Stock Incentive Plan. Effective May 2009, in response to current business conditions, the compensation for independent, non-employee directors was decreased proportionally to the decrease in compensation for all executive officers to an annual retainer of $78,000, consisting of $18,000 in cash and the equivalent of $60,000 in restricted stock based upon the current market price of the Company’s common stock on the date of grant, subject to the terms of the Company’s 2003 Restated Employees’ Stock Incentive Plan. Beginning in fiscal 2010, 4% of the 10% reduction in cash compensation was restored. For fiscal year 2009, the independent directors were awarded an aggregate of 25,530 shares of restricted stock. These grants vest on the first anniversary of the date of grant. All independent directors receive reimbursement of their board-related expenses.
          During the first half of fiscal 2009, compensation for the non-executive Chairman of the Board was based upon an annual retainer of $120,000, consisting of $60,000 in cash and the equivalent of $60,000 in restricted stock based on the current market price of the Company’s common stock on the date of grant, subject to the terms of the Company’s 2003 Restated Employees’ Stock Incentive Plan. Effective May 2009, in response to current business conditions, the cash component of the Chairman’s compensation was decreased proportionally to the decrease in compensation for all executive officers to $54,000, for a total annual retainer of $114,000. Beginning in fiscal 2010, 4% of the 10% reduction in cash compensation was restored.
          During the first half of fiscal 2009, the Chairmen of the Compensation and Management Development and the Audit Committees received an additional annual cash retainer of $5,000. Effective May 2009, the annual cash retainer for the Chairmen of the Compensation and Management Development and the Audit Committees was decreased to $4,500. The amount and composition of Board compensation is consistent with recommendations received from compensation consultants.
          Stock ownership guidelines for the Company’s directors adopted by the Board of Directors call for the non-employee directors to own shares of the Company’s common stock having a value equal to at least five times the level of the board member’s annual base cash compensation to be achieved within three years of initiation of service as a director.
          The following table provides information as to compensation for services of the non-employee directors during fiscal 2009, including compensation attributed to them in 2009 as a result of stock option grants and restricted stock awards made in prior years.

Director Compensation

	Fees
	Earned
	or Paid
	in	Stock	Option	All Other
	Cash	Awards(1)(2)	Awards	Compensation	Total
Name	($)	($)	($)	($)	($)

Richard Lawrence	19,000	59,996	—	—	78,996
Gary F. Locke (3)	10,000	4,330	—	—	14,330
John E. Pelo	23,750	59,996	—	—	83,746
Michael L. Shannon	23,750	59,996	—	—	83,746
Charles H. Stonecipher	52,625	59,996	—	—	112,621
Donald A. Washburn	19,000	59,996	—	—	78,996

(1)	Amounts calculated utilizing the provisions of FASB Accounting Standards Codification (“FASB ASC”) 718, Compensation — Stock Compensation. See Note 14 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009 regarding assumptions underlying valuation of equity awards. The amounts stated may not correspond to the actual value that may be recognized by the non-employee directors.

(2)	On February 4, 2009, each non-employee director then-serving was awarded 4,255 shares of restricted stock, the restrictions on which lapse one year from the grant date. The fair market value of the grant was $14.10 per share calculated using the closing price reported on The NASDAQ Global Market on the grant date.

(3)	Mr. Locke resigned from his position as a director of the Company on March 26, 2009 upon his confirmation by the United States Senate to be the United States Secretary of Commerce. Mr. Locke’s 2009 award of 4,255 shares of restricted stock was forfeited and his 2008 restricted stock award in the amount of 558 shares was accelerated to coincide with his resignation.
          Each of the non-employee directors owned stock options and restricted shares as of September 30, 2009 as follows:

		Restricted
Name	Stock Options	Stock

Richard Lawrence	—	4,255
John E. Pelo	30,000	4,255
Michael L. Shannon	15,000	4,255
Charles H. Stonecipher	10,000	4,255
Donald A. Washburn	—	4,255
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          On December 1 and December 2, 2008, the Company purchased 23,325 shares of its common stock from Michael L. Shannon, an independent director of the Company. The shares were purchased under the Company’s current stock repurchase plan at a price of $14.45 per share on December 1, and $15.43 per share on December 2, the closing price of the Company’s common stock on each day, respectively, on the NASDAQ Global Market, less $0.03 per share. The total purchase price paid to Mr. Shannon was approximately $350,000. These purchase transactions were previously approved by the Nominating and Corporate Governance Committee and the Company’s Board of Directors.
          The Company follows a written policy that all proposed transactions by the Company with directors, officers, five percent shareholders and their affiliates be entered into only if such transactions are on terms no less favorable to the Company than could be obtained from unaffiliated parties, are reasonably expected to benefit the Company and are approved by a majority of the disinterested, independent members of the Board of Directors.
PRINCIPAL SHAREHOLDERS
Security Ownership of Certain Beneficial Owners and Management
          The following table sets forth information, as of December 7, 2009, with respect to the beneficial ownership of the Company’s Common Stock by each person who is known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock, by each director or nominee for director, by each named executive officer, and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the shares listed.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner (1)	Beneficial Ownership (2)	Class

John C. Boutsikaris	71,309	1.4
David M. Camp	139,374	2.7
John J. Ehren	55,095	1.1
Dennis T. Hopwood	431	*
Richard Lawrence	7,644	*
Craig T. J. Miller	22,321	*
John E. Pelo (3)	54,773	1.0
Michael L. Shannon (4)	85,961	1.6
Charles H. Stonecipher (5)	23,063	*
Edward A. Wagner	0	*
Donald A. Washburn	42,763	*
Bank of America Corporation (6)	628,248	12.0
NB Holdings Corporation
Bank of America, National Association
Columbia Management Group, Inc.
Columbia Management Advisors, Inc.
Banc of America Investment Advisors, Inc. 100 North Tryon Street, Floor 25 Bank of America Corporate Center Charlotte, NC 28255
Royce & Associates, LLC (7) 1414 Avenue of the Americas New York, NY 10019	508,343	9.7
Rutabaga Capital Management LLC (8) 64 Broad Street, 3rd Floor Boston, MA 02109	437,709	8.4
All directors and executive officers as a group (14 persons)	541,108	10.3

*	Less than 1%

(1)	Unless otherwise specified, the address for each beneficial owner is c/o Key Technology, Inc., 150 Avery Street, Walla Walla, Washington 99362.

(2)	For the listed directors and officers, the amounts reported include shares of either or both service-based and performance-based restricted stock.

(3)	Includes options to purchase 30,000 shares.

(4)	Includes options to purchase 15,000 shares. 5,000 of Mr. Shannon’s shares are pledged as collateral in connection with a business loan.

(5)	Includes options to purchase 10,000 shares.

(6)	Information is based solely on a Schedule 13G, dated February 13, 2009.

(7)	Information is based solely on a Schedule 13G, dated March 6, 2009.

(8)	Information is based solely on a Form 13F for the quarter ended September 30, 2009, dated November 20, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% beneficial owners are required by the Securities and Exchange Commission regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on the Company’s review of the copies of such forms it received and written representations from reporting persons required to file reports under Section 16(a), the Company believes that all of the Section 16(a) filing requirements applicable to such persons were met during fiscal 2009 except that one report was filed late by John E. Pelo, a director, relating to a sale of 40 shares of common stock.
COMPENSATION DISCUSSION AND ANALYSIS
Overview of Compensation
          The Compensation and Management Development Committee of the Board of Directors (the “Compensation Committee”) is responsible for oversight and design of compensation programs for the Company’s senior management. The Compensation Committee is composed only of independent, non-employee members of the Board of Directors. The Compensation Committee, with input from the Board of Directors, is responsible for establishing performance goals and objectives relevant to compensation of the Chief Executive Officer, evaluating his performance in light of those goals and objectives, and determining and approving his compensation based on this evaluation. The Compensation Committee reviews and considers recommendations made by the Chief Executive Officer in determining the compensation of the other named executive officers. Under the Compensation Committee Charter, the Compensation Committee is also charged with administering and granting awards under the Company’s stock incentive plans and cash incentive plans for senior executives.
Background
          The Compensation Committee makes every effort to ensure that the Company’s compensation program for senior management aligns interests of senior management with the economic interests of shareholders and provides incentives to support the business strategy of the Company. Historically, the Compensation Committee has not retained compensation consultants to review the Company’s executive compensation policies or survey compensation paid by comparable companies, and no compensation consultant was retained for this purpose with respect to fiscal 2009 or any prior year. The Compensation Committee does not use peer data and surveys, or set compensation or any element of compensation to meet specific benchmarks or percentiles within any identified group. The members of the Compensation Committee do take into account their business experience, their experience from serving on other boards of directors, publicly available information from news sources, and broad-based third-party surveys containing information about companies of similar size in a variety of industries to obtain a general understanding of current compensation practices. The Compensation Committee also benefits from real-world experience gained from previous recruiting efforts involving the Company. The Compensation Committee uses this information, together with recommendations from the President and Chief Executive Officer, as broad guidelines for establishing total compensation for executives and has conducted an annual review of compensation for the named executive officers.
Compensation Philosophy and Objectives
          The Compensation Committee has established the following compensation objectives for the Company’s named executive officers as important elements of its overall compensation philosophy:
•	Compensation should be related to performance. The Compensation Committee believes that the compensation paid to the named executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, with a material portion of an executive’s potential annual cash compensation at risk if Company and individual performance objectives are not achieved.

•	Compensation should serve to encourage executives to remain with the Company. The Company’s executive compensation program components are designed to retain talented executives. The

Compensation Committee believes that continuity of employment is critical to achieving the Company’s strategic objectives and building shareholder value. A significant element of the executive compensation program, therefore, is long-term stock-based incentive compensation plans with awards that vest on a rolling basis over periods of several years. As part of the retention objective, the Compensation Committee believes that compensation should include a meaningful stock component to further align the interests of senior management with our shareholders.

•	Compensation should be reasonable for our business, our locations and our long-term, multi-year approach to achieving sustainable growth. The Compensation Committee believes that an appropriate compensation package will attract executives and motivate them to achieve the Company’s annual and long-term strategic objectives. At the same time, the Committee believes that compensation should be set at reasonable and fiscally responsible levels.

•	Compensation should be managed to encourage innovation and appropriate levels of risk. The Compensation Committee believes incentive compensation should be structured to discourage assumption of excessive short-term risk without constraining innovation and reasonable risk-taking. To achieve this objective, the Compensation Committee believes the success of the Company over time will be more effectively assured by connecting a significant element of incentive compensation to longer-term Company performance.
General Process for Setting Compensation
          The Compensation Committee first determines the appropriate level of total compensation for each executive and then determines the appropriate allocation among base cash compensation, annual performance-based cash compensation and stock incentive compensation.
          The Compensation Committee weights each executive’s total compensation opportunity toward incentive compensation tied to the Company’s performance by allocating approximately 50% or more of the executive’s total potential annual compensation to annual performance-based cash incentive compensation and long-term performance-based stock incentive compensation. The proportion of the executive’s overall compensation that is performance-based depends upon the executive’s level and area of responsibility. As a result, base salary generally represents less than one-half of each executive’s total potential compensation if the Company performs at expected levels, reflecting the importance of performance-based compensation.
          When, therefore, the Company does not achieve satisfactory financial results or its stock does not appreciate, the compensation that can be realized by the Company’s executives may be substantially reduced. When the Company’s performance exceeds financial expectations or its stock price appreciates, the compensation that can be realized by the Company’s executives may be substantially increased. The Compensation Committee believes that this is the most effective means of aligning executive incentives with shareholder interests. The Compensation Committee evaluates the levels and the maximum amounts of such payouts in relation to the Company’s overall financial performance.
Elements of Compensation
          The compensation program for named executive officers consists of (i) annual base cash compensation, (ii) annual performance-based cash compensation, (iii) long-term awards of restricted stock, and (iv) other executive benefits. A discussion of each element follows.
Annual Base Cash Compensation
          The Company provides the named executive officers with annual base cash compensation (“base salary”) at levels which generally are less than half the potential total annual cash compensation if the Company’s performance objectives for that year are substantially exceeded. Base salary is a fixed, cash component of overall compensation, which is reviewed and may be adjusted periodically based on a variety of factors, including general economic conditions, executive performance, Company performance, and the subjective business judgment and general business experience of the members of the Compensation Committee. Base salary ranges for named executive officers are designed to account for different experience, responsibilities and performance levels. For fiscal year 2009, the named executive officer’s base salaries remained at the same level as base salaries in fiscal 2008. At the beginning of the Company’s fiscal 2009 third quarter, all domestic employees’ base pay was reduced in response to current business conditions. Each executive’s base pay was reduced by 10%. Beginning in fiscal 2010, 4% of the 10% reduction in base pay was restored.
Annual Performance-Based Cash Compensation
          The Company’s annual performance-based cash compensation program is designed to tie executive compensation to the Company’s performance and for fiscal 2009 contained from one to four of the following performance elements for each executive: (1) an objectively determined percentage of base salary awarded upon the Company achieving a certain net earnings goal for that year; (2) an individual incentive portion tied to the performance of certain aspects of the Company’s business within the executive’s area of responsibility; (3) a discretionary cash bonus awarded by the Chief Executive Officer to the other named executives, based on subjective factors, in an amount up to 10% of the named executive officer’s base salary for fiscal 2009; and (4) a graduated supplemental incentive based on the Company exceeding a certain net earnings goal or a certain factory margin goal. Additionally, some or all of performance-based cash compensation for an executive may be at risk if the annual cost budget in the executive’s area of responsibility is exceeded by 10% or more. Annual performance-based cash payments for a given year are approved by the Compensation Committee in the first quarter of the following year after a review of the previous fiscal year’s financial performance. With the exception of the Chief Executive Officer, the target level for all named executive officers for fiscal 2009 varied from 50% to 75% of base salary based on achievement of the performance elements. The target performance-based cash compensation percentage may vary somewhat year to year depending on the value of specific annual objectives and goals. The Chief Executive Officer’s target level of performance-based cash compensation for fiscal 2009 was 100% of base salary in accordance with the terms established at the initiation of his employment with the Company. Any performance-based cash compensation that is earned is based on the executive’s base pay level prior to the above-mentioned salary reductions.
          The Compensation Committee has determined that annual net earnings should be the primary appropriate measure of financial performance by which to link annual cash incentive compensation to Company performance. The Compensation Committee establishes financial targets for the Company for each fiscal year either at the beginning of the year or in the fourth quarter of the preceding fiscal year, with an emphasis on net earnings, based on the Company’s business plan for the year. The business plan is developed and proposed by management, but is subject to review and final approval by the Board of Directors. The annual net earnings target is net of all performance-based compensation and was approximately $9.4 million for fiscal 2009.
          In addition to the earnings-based element, the second element of the named executive officer’s annual performance-based cash compensation is based on an individual incentive plan designed to reward achievement of quantitative goals within the executive’s area of responsibility. For fiscal 2009, only Mr. Wagner and Mr. Miller participated in this element.
          The third element of annual performance-based cash compensation for all named executive officers except the Chief Executive Officer is a discretionary cash bonus awarded by the Chief Executive Officer based on subjective factors, in an amount up to 10% of the named executive officer’s base salary. Consideration for the payment of this element may include, but is not limited to, activities such as participation in acquisitions, special projects, extraordinary performance, or consideration of best efforts even if other criteria are not achieved as the result of circumstances beyond the executive’s control. For fiscal 2009, no compensation was awarded for this element due to the Company’s curtailment of bonus pay.
          The fourth element of the named executive officer’s annual performance-based cash compensation rewards Company performance in excess of targeted achievement levels. Each officer is eligible to receive an additional graduated bonus amount to the extent the Company exceeds its net earnings target by not less than 10% increments, up to a maximum supplemental bonus amount such that this element could equal between 46% and 60% of the officer’s base salary, with the exception on Mr. Camp. Mr. Camp’s maximum supplemental bonus under this element is 100% of his base salary.
          In setting financial performance goals for fiscal 2009, the Company did not undertake any statistical analysis of how difficult it would be to achieve the financial performance goals. The Compensation Committee believed that the performance goals, including the net earnings goal, were reasonably attainable based upon the Company’s historical and expected levels of profitability. The Compensation Committee notes, however, that although 100% of such goals were met in fiscal 2007, 55% and 85% of such financial performance goals were not met in fiscal 2008 and fiscal 2009, respectively.
Stock Incentive Compensation
          The Compensation Committee believes that incentives tied to stock ownership by executive officers and key employees are the most important component of total compensation. The Compensation Committee uses grants of restricted stock as part of the Company’s overall incentive compensation to align the interests of executive officers with those of the Company’s shareholders. All named executive officers participate in the restricted stock awards. The stock is restricted in that if the criteria for retention of the shares awarded are not achieved, the shares are forfeited and cancelled. If the criteria for unrestricted ownership are achieved, the restrictions lapse.
          In fiscal 2009, due to Company performance, the Company did not make any equity awards to its named executive officers with the exception of the third annual award of restricted stock to its Chief Executive Officer that was committed to at the time of hire. This award was granted in the first quarter of fiscal 2009 and was later voluntarily surrendered to the Company by Mr. Camp.
Other Benefits and Perquisites
          The policy of the Company is not to provide material perquisites to its named executive officers. Executive officers are eligible to participate in the Company’s 401(k) plan and Restated 1996 Employee Stock Purchase Plan, and receive similar health, dental and insurance benefits as are available to other employees of the Company.
Analysis of Specific Compensation Determinations
          David M. Camp. In determining the elements of compensation for Mr. Camp, the President and Chief Executive Officer, for fiscal 2009, the Compensation Committee considered the factors described above under “Annual Base Cash Compensation” and in addition further evaluated the Company’s performance and Mr. Camp’s job performance. Mr. Camp’s base salary was continued at $275,000. Mr. Camp’s performance-based cash incentive compensation goals relied entirely on the Company reaching a certain level of net earnings. If this target was reached, Mr. Camp would earn an additional 100% of base salary. If the target was exceeded by 10 percent increments, Mr. Camp could earn an additional 25% of base salary for each 10% incremental net earnings up to an additional 100% of base salary. For fiscal 2009, the Company did not meet the net earnings target objective, and therefore Mr. Camp earned no performance-based cash compensation.
          In determining Mr. Camp’s equity award, pursuant to commitments made at the time of hire, Mr. Camp is entitled to receive an annual award of 21,602 shares of restricted stock during each of the first three years of his employment. The commitment to the annual grant amount was equal in value to 100% of Mr. Camp’s initial base salary and therefore approximately equal to 50% of his proposed aggregate compensation. Fifty percent of each annual restricted share grant will vest based on continued employment, in three equal annual installments, and the restrictions on 50% of each annual restricted share grant will lapse based on financial performance criteria determined by the Compensation Committee and measured over the three-year period applicable to each annual grant. The criteria for the lapse of restrictions on the performance-based portion of the fiscal 2009 equity award were related to achievement of growth in three-year annual sales for a period beginning on October 1, 2008; cumulative net earnings for the three-year measuring period; and average annual net earnings for the three-year period. In accordance with his employment agreement, Mr. Camp was awarded 21,602 shares of restricted stock with respect to fiscal 2009, all of which were later voluntarily surrendered to the Company by Mr. Camp.
          John J. Ehren. In determining the compensation for Mr. Ehren, Senior Vice President and Chief Financial Officer, for fiscal 2009, the Compensation Committee considered the factors described above under “Annual Base Salary Compensation” and continued Mr. Ehren’s base salary at $230,000. With respect to the Mr. Ehren’s performance-based cash incentive compensation, the Compensation Committee took into account Company and individual performance factors and determined that net earnings should be his primary metric. Mr. Ehren’s aggregate target cash incentive compensation amount in fiscal 2009 was $126,500, against which 45% of base salary could be earned if target net earnings were achieved and 10% of base salary could be earned at the discretion of the Chief Executive Officer. In addition, if the target net earnings were exceeded by 10% increments, Mr. Ehren could earn up to an additional 50% of base salary, for a total of 105% of base salary in performance-based cash incentive compensation. For fiscal 2009, the Company did not meet the net earnings target objective and the Chief Executive Officer did not award any discretionary bonuses, and therefore Mr. Ehren earned no performance-based cash compensation.
          Edward A. Wagner. In determining the compensation for Mr. Wagner, Senior Vice President of Global Operations, for fiscal 2009, the Compensation Committee considered the factors described above under “Annual Base Salary Compensation” and continued Mr. Wagner’s base salary at $210,000. With respect to Mr. Wagner’s performance-based cash incentive compensation, the Compensation Committee took into account Company and individual performance factors and determined that factory margin percentage should be his primary metric and creation of a succession plan would be a secondary objective. Mr. Wagner’s aggregate target cash incentive compensation amount in fiscal 2009 was $157,500, against which 55% of base salary could be earned if target factory margin was achieved, 10% of base salary for finding a successor, and 10% of base salary could be earned at the discretion of the Chief Executive Officer. In addition, if the target factory margin percentage was achieved and a certain dollar amount of factory margin was achieved, for each 1% increase in factory margin percentage up to a 4% increase, Mr. Wagner could earn up to an additional 46% of base salary, for a total of 121% of base salary in performance-based cash incentive compensation. For fiscal 2009, Mr. Wagner met the target factory margin percentage and created a succession plan, and therefore Mr. Wagner earned $136,500 in performance-based cash compensation. The Chief Executive Officer did not award any discretionary bonus to Mr. Wagner in fiscal 2009. Subsequent to the end of the fiscal year, Mr. Wagner’s employment terminated on October 16, 2009 and his bonus was subsequently paid.
          Craig T.J. Miller. In determining the compensation for Mr. Miller, Senior Vice President and General Manager of SYMETIX®, for fiscal 2009, the Compensation Committee considered the factors described above under “Annual Base Salary Compensation” and continued Mr. Miller’s base salary at $185,000. With respect to Mr. Miller’s performance-based cash incentive compensation, the Compensation Committee took into account Company and individual performance factors and determined that net earnings should be his primary metric and creation of a succession plan would be a secondary objective. Mr. Miller’s aggregate target cash incentive compensation amount in fiscal 2009 was $111,000, against which 40% of base salary could be earned if target net earnings were achieved, 10% of base salary for finding a successor, and 10% of base salary could be earned at the discretion of the Chief Executive Officer. In addition, if the target net earnings were exceeded by 10% increments, Mr. Miller could earn up to an additional 50% of base salary, for a total of 110% of base salary in performance-based cash incentive compensation. Mr. Miller’s employment terminated on April 23, 2009 and he therefore did not earn any performance-based cash compensation.
          John C. Boutsikaris. In determining compensation for Mr. Boutsikaris, Senior Vice President of Global Sales and Aftermarket, for fiscal 2009, the Compensation Committee considered the factors described above under “Annual Base Salary Compensation” and continued Mr. Boutsikaris’s base salary at $218,610. With respect to Mr. Boutsikaris’ performance-based cash incentive compensation, the Compensation Committee took into account Company and individual performance factors and determined that net earnings should be his primary metric. Mr. Boutsikaris’ aggregate target cash incentive compensation amount in fiscal 2009 was $142,097, against which 55% of base salary could be earned if target net earnings were achieved and 10% of base salary could be earned at the discretion of the Chief Executive Officer. In addition, if the target net earnings were exceeded by 10% increments, Mr. Boutsikaris could earn up to an additional 60% of base salary, for a total of 125% of base salary in performance-based cash incentive compensation. For fiscal 2009, the Company did not meet the net earnings target objective and the Chief Executive Officer did not award any discretionary bonuses, and therefore Mr. Boutsikaris earned no performance-based cash compensation.
          Dennis T. Hopwood. In determining the compensation for Mr. Hopwood, Vice President of Human Resources, for fiscal 2009, the Compensation Committee considered the factors described above under “Annual Base Salary Compensation” and continued Mr. Hopwood’s base salary at $183,600. With respect to the Mr. Hopwood’s performance-based cash incentive compensation, the Compensation Committee took into account Company and individual performance factors and determined that net earnings should be his primary metric. Mr. Hopwood’s aggregate target cash incentive compensation amount in fiscal 2009 was $91,800, against which 40% of base salary could be earned if target net earnings were achieved and 10% of base salary could be earned at the discretion of the Chief Executive Officer. In addition, if the target net earnings were exceeded by 10% increments, Mr. Hopwood could earn up to an additional 50% of base salary, for a total of 100% of base salary in performance-based cash incentive compensation. For fiscal 2009, the Company did not meet the net earnings target objective and the Chief Executive Officer did not award any discretionary bonuses, and therefore Mr. Hopwood earned no performance-based cash compensation. On December 7, 2009, subsequent to the end of the fiscal year, Mr. Hopwood’s employment terminated.
Other Compensation Matters
Change in Control and Severance Arrangements
          Pursuant to commitments made at the time of hire, if Mr. Camp’s employment with the Company is terminated at or within 12 months of a change in control event, or by the Board without cause in a non-change of control environment, Mr. Camp will receive severance benefits equal to one year’s base salary. In the event that a transaction occurs in which substantially all of the Company’s assets or 50% or more of its stock is acquired in one or more related transactions, the restrictions on all shares of restricted stock previously awarded to Mr. Camp will immediately lapse. The purpose of the change in control and severance arrangement is to facilitate Mr. Camp’s continued service with the Company.
          For purposes of Mr. Camp’s severance arrangement, cause is defined to mean (i) a material breach by Mr. Camp of his obligations to perform the duties of his position, other than as a result of incapacity due to physical or mental illness, which is demonstrably willful and deliberate on his part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of a written notice from the Company specifying such breach or (ii) the conviction of Mr. Camp (including a plea of nolo contendere) of a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs Mr. Camp’s ability to perform substantially his duties for the Company.
Tax Considerations
          Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that a publicly-held company may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1,000,000 per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to “performance-based compensation.” The Company’s 2003 Restated Employees’ Stock Incentive Plan , which was approved by the Company’s shareholders, allows performance-based awards of restricted stock to be granted with certain performance criteria. The approval by the shareholders meets one of the criteria the IRS requires for the Company to be able to exempt compensation attributed to performance-based awards of restricted stock from the limitations on tax deductible compensation expense of Section 162(m). The Company did not pay any compensation during fiscal 2009 that would be subject to the limitations set forth in Section 162(m) and, therefore, all compensation paid to executives was deductible for tax purposes.
Stock Ownership Guidelines
          As noted above, part of the Compensation Committee’s compensation philosophy is to align the interests of its named executive officers with those of the Company’s shareholders. Stock ownership guidelines adopted by the Board of Directors for the named executive officers of the Company call for the Chief Executive Officer to own shares of the Company’s Common Stock having a value equal to at least four times his base salary. The ownership guidelines call for the Chief Financial Officer to own shares of the Company’s Common Stock having a value equal to at least three times his base salary. The ownership guidelines call for all other named executive officers who are Senior Vice Presidents or Vice Presidents of the Company to own shares of the Company’s Common Stock having a value equal to at least two and one times, respectively, of their respective base salaries. The Chief Executive Officer and each other executive officer have four years from the date of their respective appointment to attain their target share ownership.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT
          The information contained in this report shall not be deemed to be soliciting material, or to be filed with, or incorporated by reference into future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
          The Compensation and Management Development Committee of the Board of Directors has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement. Based on that review and discussion, the Compensation and Management Development Committee has recommended to the Board, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement for the 2010 Annual Meeting and its incorporation by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009.
          Submitted on December 11, 2009 by the Compensation and Management Development Committee of the Board.
Respectfully submitted,
Michael L. Shannon, Chairman
Richard Lawrence
Donald A. Washburn

EXECUTIVE COMPENSATION
Cash and Non-Cash Compensation Paid to Certain Executive Officers
          The following table sets forth the compensation earned by the named executive officers for services rendered in all capacities to the Company for the last three fiscal years.
Summary Compensation Table — Fiscal 2009

					Non-Equity
				Stock	Incentive Plan	All Other
	Fiscal	Salary(1)	Bonus(2)	Awards(3)	Compensation(4)	Compensation(5)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

David M. Camp	2009	262,312	—	(11,384)	—	11,049	261,977
President and Chief Executive	2008	275,002	151	295,887	—	10,166	581,055
Officer	2007	259,137	—	83,270	412,500	56,912	811,970

John J. Ehren	2009	219,389	—	2,068	—	13,132	234,589
Senior Vice President and	2008	132,693	—	42,338	—	78,740	253,771
Chief Financial Officer

Edward A. Wagner (6)	2009	197,082	—	22,418	136,500	58,347	414,347
Senior Vice President of
Global Operations

Craig T. J. Miller (7)	2009	106,734	—	(8,269)	—	218,878	317,344
Senior Vice President and	2008	184,622	—	67,343	27,750	11,413	291,128
General Manager of	2007	179,781	1,411	149,158	180,076	4,748	515,174
SYMETIX Business Unit

John C. Boutsikaris	2009	208,523	—	14,199	—	12,750	235,472
Senior Vice President of	2008	217,810	—	99,403	120,236	24,052	461,501
Global Sales and Aftermarket	2007	207,729	4,795	139,312	208,280	22,905	583,021

Dennis T. Hopwood (8)	2009	175,127	—	7,947	—	10,547	193,621
Vice President of Human	2008	180,245	—	25,107	36,720	8,162	250,234
Resources

(1)	Includes amounts deferred by the executive officers under the Company’s Profit Sharing and 401(k) Plan.

(2)	In fiscal 2007, all employees of the Company received a cash award, grossed up to net $100, to celebrate the Company reaching $100 million in sales. In addition, Mr. Boutsikaris and Mr. Miller received an additional payment in the amount of $4,644 and $1,260, respectively, during fiscal 2007 for payment under the 2006 cash bonus program due to a re-evaluation of performance scoring. These amounts were paid in December 2006 and were not previously disclosed in the 2007 Proxy Statement.

(3)	The amounts reflect the dollar amount recognized for financial reporting purposes, for each fiscal year ended September 30, in accordance with FASB ASC 718 for restricted stock awards granted pursuant to the 2003 Restated Employee’s Stock Incentive Plan and for deemed compensation resulting from the 15% discount attributed to purchases under the Restated 1996 Employee Stock Purchase Plan, the value of which is calculated using the closing price on the grant date. The amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that may be recognized by the named executive officers.

(4)	The amounts for fiscal 2009 reflect the cash awards earned by the named executive officers under individual bonus incentive plans performance as further described in the “Compensation Discussion and Analysis” section of this Proxy Statement. The amounts for fiscal 2008 and 2007 reflect the cash awards earned by the named executive officers under individual bonus incentive plans for fiscal 2008 and 2007.

(5)	The table below entitled “Perquisites and Other Personal Benefits” discloses the components of the amounts included for each named executive officer under the “All Other Compensation” column in the Summary Compensation Table.

(6)	Mr. Wagner’s employment terminated on October 16, 2009, subsequent to the end of fiscal 2009.

(7)	Mr. Miller’s employment terminated on April 23, 2009.

(8)	Mr. Hopwood’s employment terminated on December 7, 2009, subsequent to the end of fiscal 2009.

          In the table above, the values for fiscal 2009 in the “Stock Awards” column reflect the reversal of prior-year accounting expense due to changes in estimates related to performance-based stock awards as the Company estimated that it had become less than probable that the related performance goals would be achieved for each of the named executives, except for Mr. Wagner who had no prior performance-based shares. As a result of such reversals, certain negative values were reported.
Perquisites and Other Personal Benefits — Fiscal 2009

						Vacation
		Personal	Term Life	Profit Sharing		Paid Upon	Relocation/
		and Family	Insurance	& 401(k) Plan		Termination	Moving
	Fiscal	Travel	Premium	Contributions	Severance	of Service	Expense
Name	Year	($)	($)	($)	($)	($)	($)

David M. Camp	2009	—	912	10,137	—	—	—
	2008	—	774	9,392	—	—	49,588	(1)
	2007	—	666	6,658	—	—	—

John J. Ehren	2009	—	309	9,097	—	—	3,726	(2)
	2008	—	158	4,954	—	—	73,628	(3)

Edward A. Wagner	2009	—	1,342	5,363	—	—	51,642	(4)

Craig T. J. Miller	2009	—	710	9,505	185,000 (5)	23,664	—
	2008	—	774	10,639	—	—	—
	2007	—	666	4,082	—	—	—

John C. Boutsikaris	2009	—	1,350	11,400	—	—	—
	2008	4,727 (6)	981	18,344	—	—	—
	2007	564 (6)	666	1,441	—	—	20,234

Dennis T. Hopwood	2009	—	905	9,642	—	—	—
	2008	—	774	7,388	—	—	—

(1)	Includes $6,719 for gross-up of taxes.

(2)	Includes $385 for gross-up of taxes.

(3)	Includes $23,628 for gross-up of taxes.

(4)	Includes $15,189 for gross-up of taxes.

(5)	Reflects the value of a Consulting Agreement entered into with Mr. Miller at the time he resigned from the Company.

(6)	Includes $1,250 for gross-up of personal and spousal travel and $149 for gross-up of spousal travel for fiscal 2008 and 2007, respectively.

Grants of Plan-Based Awards — Fiscal 2009

								All other stock	Grant date
								awards:	fair value of
		Estimated future payouts under			Estimated future payouts			number of	stock and
		non-equity incentive plan awards			under equity incentive plan awards			shares of stock	option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or units	awards
Name	Grant Date	($)	($) (1)	($) (2)	(#)	(#)	(#)	(#)	($)

David M. Camp	10/01/2008	275,000	275,000	550,000	—	—	—	—	—
	11/06/2008	—	—	—	—	—	—	10,801 (3)	163,095
	12/29/2008	—	—	—	—	10,801 (4)	10,801	—	186,965

John J. Ehren	10/01/2008	103,500	126,500	241,500	—	—	—	—	—

Edward A. Wagner	10/01/2008	115,500	157,500	254,100	—	—	—	—	—

Craig T. J. Miller	10/01/2008	74,000	111,000	203,500	—	—	—	—	—

John C. Boutsikaris	10/01/2008	120,235	142,097	273,263	—	—	—	—	—

Dennis T. Hopwood	10/01/2008	73,440	91,800	165,240	—	—	—	—	—

(1)	See “Compensation Discussion and Analysis — Analysis of Specific Compensation Determinations” for explanation of the calculations. The target payout ranged from 40% to 100% of base salary.

(2)	See “Compensation Discussion and Analysis — Analysis of Specific Compensation Determinations” for explanation of the calculations. The maximum payout ranged from 100% to 200% of base salary.

(3)	This service-based restricted stock award was granted to Mr. Camp pursuant to commitments made at the time of hire as described above in the “Compensation Discussion and Analysis” section of this Proxy Statement and represents the third of three annual grants. This award was scheduled to vest one-third each year beginning September 30, 2009. The award was later voluntarily surrendered to the Company by Mr. Camp.

(4)	This performance-based restricted stock award was granted to Mr. Camp pursuant to commitments made at the time of hire as described above in the “Compensation Discussion and Analysis” section of this Proxy Statement and represents the third of three annual grants. This award was scheduled to vest on December 15, 2011 subject to the attainment of certain performance criteria. The award was later voluntarily surrendered to the Company by Mr. Camp.
Non-Equity Incentive Plan Award Payouts
          The Compensation Committee sets a target level for all named executive officers which is a percentage of base salary that can be earned based on achievement of certain performance elements and may be comprised of one or more elements. For fiscal 2009, the primary financial performance goal was net earnings, or in the case of Mr. Wagner, factory margin, and for attainment of this element of compensation, a minimum threshold of net earnings or factory margin had to be achieved by the Company. In the table above, the amount shown in the “Threshold” column is the minimum amount the executive could earn if the minimum net earnings or factory margin target was achieved. The amount shown in the “Target” column above is the amount the executive could earn if they achieved each of their respective performance goals. The amount shown in the “Maximum” column above is the maximum amount each executive could earn for performance in excess of the targeted achievement levels. See “Compensation Discussion and Analysis — Elements of Compensation” for further discussion regarding annual performance-based cash compensation.
          There were no payouts made under the fiscal 2009 non-equity incentive plan awards, with the exception of $136,500 paid to Mr. Wagner related specifically to the achievement of certain financial performance goals as discussed above in “Compensation Discussion and Analysis — Analysis of Specific Compensation Determinations.”

Stock Incentive Compensation for the Chief Executive Officer
          Pursuant to commitments made at the time of hire, the Chief Executive Officer is entitled to receive an annual award of 21,602 shares of restricted stock during each of the first three years of his employment. The commitment to the annual grant amount was equal in value to 100% of Mr. Camp’s annual base salary of $275,000 based on the fair market value of the Company’s Common Stock on the date of the commencement of employment. Fifty percent of each annual restricted share grant will vest based on continued employment, in three equal annual installments, and 50% of each annual restricted share grant will vest based on financial performance criteria determined by the Compensation Committee and measured over the three-year period applicable to each annual grant.
          To date, Mr. Camp has received payouts from only the service-based portion of the first and second annual awards. The first performance-based annual award was forfeited during fiscal 2009 because the performance measure was not met. It is also now less than probable that the performance goal will be met on the second annual award. In addition, both the third annual service-based and performance-based awards that were granted in the first quarter of fiscal 2009 were later voluntarily canceled and surrendered to the Company by Mr. Camp during the second quarter of fiscal 2009.
Activity Prior to Fiscal 2009
          During fiscal 2009, restrictions lapsed on prior service-based restricted stock awards under a prior plan. The amounts recognized for financial reporting purposes are reflected in the “Summary Compensation Table — Fiscal 2009” above.
          In past years, the Compensation Committee or the Board of Directors had from time to time also awarded stock options to executive officers and key employees under the Stock Incentive Plan and predecessor plans. Beginning with the 2006 fiscal year, the Compensation Committee determined that equity incentive awards should primarily be granted in the form of shares of restricted stock. The Compensation Committee determined to switch from stock options to restricted stock for a number of reasons, but some of the more important reasons were that (i) restricted stock awards provide a more predictable form of compensation and do not reward short-term price fluctuations in the price of the Company’s Common Stock that many critics have argued is inherent in stock options, (ii) restricted stock awards reduce dilution to the Company’s shareholders because the Company can provide a long-term incentive award having the same relative value as a stock option award using fewer shares, and (iii) due to changes in accounting rules under FASB ASC 718, stock options no longer receive preferential financial accounting treatment relative to restricted stock awards.
          None of the named executive officers have ever been granted stock options. The following table reflects previously granted and outstanding restricted stock awards.

Outstanding Equity Awards At 2009 Fiscal Year-End

						Stock Awards
									Equity
									incentive	Equity
									plan awards:	incentive plan
		Option Awards						Market	Number of	awards:
		Number of	Number of					value of	unearned	payout value
		securities	securities			Number of		shares or	shares, units	of unearned
		underlying	underlying			shares or		units of	or other	shares, units,
		unexercised	unexercised	Option		units of stock		stock that	rights that	or other rights
		options	options	exercise	Option	that have not		have not	have not	that have not
	Grant	(#)	(#)	price	expiration	vested		vested	vested	vested
Name	date	exercisable	unexercisable	($)	date	(#)		($)	(#)	($) *

David M. Camp	10/9/2007	—	—	—	—	3,601	(1)	40,511	—	—
	2/6/2008	—	—	—	—	—		—	10,801 (2)	121,511

John J. Ehren	2/25/2008	—	—	—	—	1,604	(3)	18,045	—	—
	2/25/2008	—	—	—	—	—		—	4,811 (2)	54,124

Edward A. Wagner	7/28/2008	—	—	—	—	2,192	(4)	24,660	—	—

Craig T. J. Miller	—	—	—	—	—	—		—	—	—

John C. Boutsikaris	2/6/2008	—	—	—	—	1,366	(5)	15,368	2,098 (2)	23,603

Dennis T. Hopwood	3/19/2007	—	—	—	—	1,250	(6)	14,063	—	—
	2/6/2008	—	—	—	—	588	(7)	6,615	—	—
	2/6/2008	—	—	—	—	—		—	1,762 (2)	19,823

*	The market value of the restricted stock awards as to which restrictions have not lapsed is calculated by multiplying the number of shares by the closing price per share of the Company’s common stock on September 30, 2009, which was $11.25.
Vesting Schedule for Outstanding Unvested Stock Awards
(1)	Restrictions lapse on September 30, 2010 based on continued employment.

(2)	In accordance with the terms of the award agreement, restrictions lapse on December 15, 2010 based on continued employment and the achievement of certain performance criteria. With respect to Mr. Hopwood, subsequent to the end of fiscal 2009, these shares were cancelled on December 7, 2009.

(3)	Restrictions lapse on 802 shares on each of February 25, 2010 and February 25, 2011 based on continued employment.

(4)	Restrictions lapse in equal annual increments over a three-year period beginning October 1, 2009 based on continued employment. Subsequent to the end of fiscal 2009, on October 16, 2009, the remaining 1,461 unvested shares of restricted stock were cancelled.

(5)	Restrictions lapse on 683 shares on each of October 1, 2009 and October 1, 2010 based on continued employment.

(6)	Restrictions lapse on March 19, 2010 based on continued employment. Subsequent to the end of fiscal 2009, on December 7, 2009, these shares were cancelled.

(7)	Restrictions lapse on 294 shares on each of October 1, 2009 and October 1, 2010 based on continued employment. Subsequent to the end of fiscal 2009, on December 7, 2009, the remaining 294 unvested shares of restricted stock were cancelled.
Stock Options Granted to Certain Executive Officers during Fiscal 2009
          During fiscal 2009, no options for the purchase of the Company’s Common Stock were awarded to the Company’s named executive officers.

Vested Stock Awards during Fiscal 2009
                 The following table shows the lapse of restrictions on shares of restricted stock held by each of the named executive officers during fiscal 2009 along with the aggregate dollar value realized on such lapse based on the market price of the Company’s Common Stock on the date of the lapse of restrictions.
Option Exercises and Stock Vested — Fiscal 2009

	Option Awards		Stock Awards
	Number of		Number of
	shares		shares	Value
	acquired on	Value realized	acquired on	realized on
	exercise	on exercise	vesting	vesting
Name	(#)	($)	(#)	($)

David M. Camp	—	—	7,201	81,011
John J. Ehren	—	—	802	8,229
Edward A. Wagner	—	—	—	—
Craig T. J. Miller	—	—	888	12,879
John C. Boutsikaris	—	—	683	15,893
Dennis T. Hopwood	—	—	293	6,818
AUDIT COMMITTEE REPORT AND OTHER RELATED MATTERS
Report of the Audit Committee of the Board of Directors
          The information contained in this report shall not be deemed to be soliciting material, or to be filed with, the Securities and Exchange Commission or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into future filings with the Securities and Exchange Commission except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
          The Audit Committee of the Board of Directors comprises four non-employee directors who meet the independence standards of the NASDAQ Global Market. The members of the Audit Committee are John E. Pelo, Chairman, Richard Lawrence, Charles H. Stonecipher and Donald A. Washburn. The Board has determined that Mr. Pelo qualifies as an “audit committee financial expert” under federal securities laws. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at www.key.net. Among other things, the Audit Committee recommends to the Board of Directors the selection of the Company’s independent registered public accountants (the “public accountants”). The Audit Committee has adopted a policy for the pre-approval of services provided by the public accountants.
          Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
          In this context, the Audit Committee has met and held discussions with management and the public accountants of the Company. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated audited financial statements separately with management and the Company’s public accountants. The Audit Committee discussed with the public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.
          The Company’s public accountants also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

The Audit Committee discussed with the Company’s public accountants that firm’s independence and considered whether the non-audit services provided by the Company’s public accountants were compatible with maintaining the independence of such public accountants.
          Based upon the Audit Committee’s discussion with management and the public accountants and the Audit Committee’s review of the representations of management and the report of the public accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 filed with the Securities and Exchange Commission.
          For fiscal year 2009, management completed the documentation, testing, and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002, and related regulations. The Audit Committee monitored the progress of the evaluation and provided oversight and guidance to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and the Company’s public accountants. At the conclusion of the process, management provided the Audit Committee with a report on management’s assessment of the effectiveness of internal control over financial reporting.
          In compliance with the Sarbanes-Oxley Act, the Audit Committee has established procedures for receipt, retention, and treatment of complaints for confidential, anonymous reporting of employee concerns with regard to accounting controls or auditing matters.
          Submitted on December 11, 2009 by the Audit Committee of the Board.
Respectfully submitted,
John E. Pelo, Chairman
Richard Lawrence
Charles H. Stonecipher
Donald A. Washburn
Fees Paid to Grant Thornton LLP
          The following table shows the fees paid by the Company for the audit and other services provided by Grant Thornton LLP for fiscal years 2009 and 2008, respectively.

	FY 2009	FY 2008
Audit Fees	$316,658	$455,000
Audit-related Fees	152,826	0
Tax Fees	33,875	13,500
All Other Fees	0	0

Totals	$503,359	$468,500
          “Audit Fees” includes aggregate fees billed for professional services provided in conjunction with the audit of the Company’s financial statements for each of the years ending September 30, 2009 and 2008 and with the audit of internal control over financial reporting for the year ended September 30, 2008, review of the Company’s quarterly financial statements, assistance and review of documents filed with the SEC, consents, and services provided in connection with statutory and other regulatory filings.
          “Audit-related Fees” consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” This category includes fees related to audit and attest services not required by statute or regulations, due diligence related to mergers, acquisitions and investments, and consultations concerning financial accounting and reporting standards.

          “Tax Fees” include fees primarily related to compliance services for international corporate income tax returns and for company employees living abroad.
          All of the services described above were approved by the Audit Committee.
          The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. The policy provides for specific types of permitted services. The policy requires specific pre-approval of all permitted services. The Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The Audit Committee’s charter delegates to a designated member the authority to address any requests for pre-approval of services between Audit Committee meetings, and the designated member must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.
PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
          The Audit Committee of the Board of Directors has selected Grant Thornton LLP as independent registered public accountants to audit the consolidated financial statements and the internal control over financial reporting of the Company for the fiscal year ending September 30, 2010.
          Grant Thornton LLP acted as independent registered public accountants for the Company for fiscal 2009. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, and will have the opportunity to make a statement, and be available to respond to appropriate questions.
          Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for fiscal 2010.
The Board of Directors recommends a vote FOR ratification of the selection of
Grant Thornton LLP as the Company’s independent registered public accountants for fiscal 2010.
OTHER BUSINESS
          Management knows of no other matters that will be presented for action at the 2010 Annual Meeting of Shareholders. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented at the Annual Meeting.
          Shareholders may only bring business before an Annual Meeting if the shareholder proceeds in compliance with the Company’s Amended and Restated Bylaws, effective May 13, 2009. For business to be properly brought before the 2010 Annual Meeting by a shareholder, notice of the proposed business must have been received by the Secretary of the Company at the Company’s principal executive office in writing on or before the close of business on September 8, 2009. The presiding officer at any Annual Meeting will determine whether any matter was properly brought before the meeting in accordance with the above provisions. If he should determine that any matter has not been properly brought before the meeting, he will so declare at the meeting and the matter will not be considered or acted upon.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS
          To be eligible for inclusion in the Company’s proxy materials for the 2011 Annual Meeting of Shareholders, a proposal intended to be presented by a shareholder for action at that meeting must, in addition to complying with the shareholder eligibility and other requirements of the Securities and Exchange Commission’s rules governing such proposals, be received not later than September 7, 2010 by the Secretary of the Company at the Company’s principal executive offices, 150 Avery Street, Walla Walla, Washington 99362.
          Any business intended to be presented by a shareholder at the 2011 Annual Meeting of Shareholders but not included in the proxy materials must comply with the Company’s Amended and Restated Bylaws. Under the Amended and Restated Bylaws, notice of the proposed business must be given to the Secretary of the Company in writing on or before the close of business on September 7, 2010. The notice to the Secretary must set forth as to each matter that the shareholder proposes to bring before the meeting: (a) a brief description of the matter, (b) the proposing shareholder’s name and record address, (c) the class or series and the number of shares of the Company that the shareholder beneficially owns, (d) a description of all agreements, arrangements or understandings between the shareholder and any other person(s) (including their names and addresses) in connection with the proposal of such matter and any material interest of the shareholder in such matter, and (e) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring the proposed business before the meeting. If the written notice relates to a shareholder nomination of any person to stand for election to the Board, please see page 6 of this Proxy Statement for additional information required to be included in the shareholder’s written notice.
          Any shareholder or other interested party desiring to communicate with the Board of Directors, or one or more members, or a particular committee, may do so by addressing their written correspondence to Key Technology, Inc., Board of Directors, c/o Secretary, at the Company’s principal executive offices, 150 Avery Street, Walla Walla, Washington 99362. The Secretary of the Company will promptly forward all such communications to the specified addressees, as appropriate.
Householding of Proxy Materials
          In an effort to reduce printing costs and postage fees, the Company has adopted a practice approved by the Securities and Exchange Commission called “householding.” Under this practice, shareholders who share the same address will receive only one copy of the Company’s proxy materials and annual report, unless one or more of these shareholders notifies the Company that he or she wishes to receive individual copies.
          If you share an address with another shareholder and received only one copy of the Company’s proxy materials and annual report and would like to request your own copy, please contact American Stock Transfer & Trust Company at 800-937-5449. You may also contact the Company or AST if you received multiple copies of the proxy materials and annual report and would prefer to receive a single copy in the future.
          It is important that your shares be represented at the meeting. Therefore, whether or not you expect to be present in person, you are respectfully requested to mark, sign and date the enclosed proxy and promptly return it in the enclosed envelope.
          A copy of the Company’s 2009 Annual Report on Form 10-K is available on the Company’s website at www.key.net and to shareholders without charge upon request to: Investor Relations, Key Technology, Inc., 150 Avery Street, Walla Walla, Washington 99362.
By order of the Board of Directors,

Ronald L. Greenman
Secretary
Dated: January 4, 2010

ANNUAL MEETING OF STOCKHOLDERS OF
KEY TECHNOLOGY, INC.
February 3, 2010
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card
are available at http://www.proxydocs.com/ktec
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

■ 20230000000000000000 0	020310

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. PROPOSAL TO ELECT JOHN E. PELO AND CHARLES H. STONECIPHER AS DIRECTORS				FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O JOHN E. PELO O CHARLES H. STONECIPHER		2. PROPOSAL TO RATIFY SELECTION OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE 2010 FISCAL YEAR.	☐	☐	☐

The shares represented by this proxy will be voted as specified on the above matters, but if no specification is made, this proxy will be voted for the election of the nominees for director and for approval of the selection of independent registered public accountants. In addition, the proxies may vote in their discretion as to other matters as may properly come before the annual meeting, or any adjournments or postponements thereof.

Please mark, date, sign and return this proxy in the enclosed envelope.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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☐               ■
PROXY
KEY TECHNOLOGY, INC.
Proxy Solicited on Behalf of the Board of Directors
Annual Meeting of Shareholders, February 3, 2010
The undersigned hereby appoints David M. Camp and John J. Ehren, and each of them, proxies with full power of substitution, to represent and vote, as designated below, on behalf of the undersigned, all shares which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of KEY TECHNOLOGY, INC. on February 3, 2010, and any adjournment or postponement thereof. Either of the designated proxies, or any duly appointed substitute present at the meeting, may exercise all powers granted hereby.
(Continued and to be signed on the reverse side)

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